Exhibit 99.1

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2007

CHARLOTTE, NORTH CAROLINA, July 19, 2007 – Nucor Corporation (NYSE: NUE) announced today consolidated net earnings for the first half of 2007 of $725.9 million ($2.39 per diluted share), a decrease of 13% from net earnings of $830.0 million ($2.65 per diluted share) in last year’s first half.

Consolidated net earnings of $344.9 million ($1.14 per diluted share) in this year’s second quarter were a decrease of 23% from $450.0 million ($1.44 per diluted share) earned in the second quarter of 2006 and a decrease of 9% from the $381.0 million ($1.26 per diluted share) earned in the first quarter of 2007.

While second quarter earnings per share of $1.14 represent historically strong results, these earnings have been adversely impacted by several factors. Continued softness in the sheet market due to persistently high imports of steel and steel bearing manufactured products, particularly from China, and the reduced demand resulting from the slowdown in the automotive, appliance and housing sectors, have contributed to a decrease in the rate of inventory reductions by our sheet customers. In addition, increased scrap and energy costs, and the resulting increase in the LIFO charge, reduced our margins in the second quarter.

In the first half of 2007, Nucor’s consolidated net sales increased 8% to $7.94 billion, compared with $7.35 billion in last year’s first half. Average sales price per ton increased 9% while total tons shipped to outside customers decreased 1% from the first half of 2006.

In the second quarter of 2007, Nucor’s consolidated net sales increased 10% to $4.17 billion, compared with $3.81 billion in the second quarter of 2006 and increased 11% compared with $3.77 billion in the first quarter of 2007. Average sales price per ton increased 13% from the second quarter of 2006 and increased 11% from the first quarter of 2007. Total tons shipped to outside customers were 5,621,000 tons in the second quarter of 2007, a decrease of 3% from the record shipments in the second quarter of 2006 and a decrease of 1% from the first quarter of 2007.

The average scrap and scrap substitute cost per ton used in the first half of 2007 was $275, an increase of 14% compared with $242 in the first half of 2006. The average scrap and scrap substitute cost per ton used in the second quarter of 2007 was $291, an increase of 18% compared with $247 in the second quarter of 2006 and an increase of 12% compared with $259 in the first quarter of 2007.

Total energy costs for the first half of 2007 remained flat compared with the first half of 2006, increased $3 per ton from the second quarter of 2006 to the second quarter of 2007, and increased $2 per ton from the first quarter of 2007 to the second quarter of 2007.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $91.0 million in the first half of 2007, compared with a charge of $24.5 million in the first half of 2006. In the second quarter of 2007, the LIFO charge was $66.5 million, compared with a charge of $15.5 million in the second quarter of 2006 and a charge of $24.5 million in the first quarter of 2007.

Steel production decreased 4% to 11,103,000 tons in the first half of 2007, compared with 11,519,000 tons produced in the first half of 2006.

Total steel shipments decreased 5% to 11,067,000 tons in the first half of 2007, compared with 11,616,000 tons in last year’s first half. Steel shipments to outside customers decreased 6% to 10,119,000 tons in the first half of 2007, compared with 10,713,000 tons in last year’s first half.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2007 (Continued)

In the steel products segment, steel joist production during the first half of 2007 decreased to 265,000 tons, compared with 281,000 tons in the first half of 2006. Steel deck sales increased to 232,000 tons in the first half of 2007, compared with 179,000 tons in last year’s first half. Cold finished steel sales increased to 206,000 tons, compared with 187,000 tons in the first half of 2006. With the acquisition of Harris Steel Group Inc. at the end of the first quarter, sales of fabricated concrete reinforcing steel were 204,000 tons in the first half of 2007.

In June, Nucor’s board of directors declared a supplemental dividend of $0.50 per share in addition to the $0.11 per share base dividend. The total dividend of $0.61 per share is payable on August 10, 2007 to stockholders of record on June 29, 2007. Nucor began paying a supplemental dividend in the second quarter of 2005, allowing stockholders to participate in our successful pay-for-performance business model.

During the second quarter, Nucor repurchased approximately 2.5 million shares of Nucor’s common stock at a cost of approximately $154.2 million under a publicly announced stock repurchase program. Approximately 11.6 million shares remain authorized for repurchase.

In June, Nucor announced that it entered into a Merger Agreement pursuant to which Nucor will acquire Magnatrax Corporation (“Magnatrax”), via the merger of Magnatrax with a wholly owned subsidiary of Nucor, for a cash purchase price of approximately $280 million. Magnatrax is a leading provider of custom-engineered metal building systems for the growing North American non-residential construction market. Magnatrax also offers architectural metal roofing systems for new and retrofit construction, and provides related transportation services. The transaction is expected to close during the third quarter of 2007 after satisfactory resolution of certain closing conditions and is expected to be immediately accretive to earnings.

Our outlook for the third quarter is in-line with the results of the first six months of 2007. We will provide numerical guidance near the midpoint of the interval between quarterly earnings reports.

In the second half of 2007, Nucor expects bar shipments to improve over the second quarter pace. We expect that the sheet market will continue to be challenging due to imports from China and the ongoing difficult conditions in the automotive and housing sectors. We project that our beam mills and plate mills will continue to experience strong demand. In addition, the outlook for the second half of 2007 is positive for Nucor’s downstream, value-added businesses.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2006 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2007 (Continued)

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 19, 2007 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Six Months (26 Weeks) Ended		Three Months (13 Weeks) Ended
	June 30, 2007	July 1, 2006 As Adjusted	June 30, 2007	July 1, 2006 As Adjusted
NET SALES	$7,936,995	$7,351,447	$4,168,110	$3,806,350

COSTS, EXPENSES AND OTHER:
Cost of products sold	6,395,503	5,707,966	3,403,905	2,929,795
Marketing, administrative and other expenses	285,135	289,802	148,925	146,602
Interest expense (income), net	(4,183)	(15,320)	4,979	(9,588)
Minority interests	138,159	88,908	77,587	49,050

	6,814,614	6,071,356	3,635,396	3,115,859

EARNINGS BEFORE INCOME TAXES	1,122,381	1,280,091	532,714	690,491
Provision for income taxes	396,502	450,049	187,864	240,480

NET EARNINGS	$725,879	$830,042	$344,850	$450,011

NET EARNINGS PER SHARE:
Basic	$2.41	$2.67	$1.14	$1.45
Diluted	$2.39	$2.65	$1.14	$1.44

AVERAGE SHARES OUTSTANDING:
Basic	301,168	310,435	301,302	310,243
Diluted	303,406	313,352	303,330	312,955

(On January 1, 2007, Nucor adopted FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which eliminates the method that Nucor had previously used of accruing in advance for planned major maintenance activities. In accordance with this position statement, Nucor now uses the deferral method of accounting for such maintenance activities. The prior periods have been adjusted to reflect the effects of applying this new accounting principle.)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2007 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2007	Dec. 31, 2006 As Adjusted
Assets
CURRENT ASSETS:
Cash and cash equivalents	$624,456	$785,651
Short-term investments	350,865	1,410,633
Accounts receivable, net	1,528,597	1,067,322
Inventories	1,565,150	1,141,194
Other current assets	326,778	278,265

Total current assets	4,395,846	4,683,065

PROPERTY, PLANT AND EQUIPMENT, NET	2,997,084	2,856,415

GOODWILL	625,117	143,265

OTHER INTANGIBLE ASSETS, NET	303,150	5,015

OTHER ASSETS	147,110	205,258

TOTAL ASSETS	$8,468,307	$7,893,018

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$23,540	$—
Accounts payable	799,692	516,640
Salaries, wages and related accruals	317,671	455,051
Accrued expenses and other current liabilities	431,972	450,226

Total current liabilities	1,572,875	1,421,917

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	555,212	448,084

MINORITY INTERESTS	235,331	243,366

STOCKHOLDERS' EQUITY:
Common stock	149,260	149,006
Additional paid-in capital	236,154	195,543
Retained earnings	6,228,731	5,840,067
Accumulated other comprehensive income, net of income taxes	46,880	4,470

	6,661,025	6,189,086
Treasury stock	(1,478,436)	(1,331,735)

Total stockholders' equity	5,182,589	4,857,351

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,468,307	$7,893,018

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2007 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	June 30, 2007	July 1, 2006 As Adjusted
Operating activities:
Net earnings	$725,879	$830,042
Adjustments:
Depreciation	196,149	182,488
Stock-based compensation	23,386	19,579
Deferred income taxes	(52,976)	(46,923)
Minority interests	138,156	88,895
Settlement of natural gas hedges	(3,873)	(3,868)
Changes in (exclusive of acquisitions):
Accounts receivable	(196,132)	(207,965)
Inventories	(144,500)	(77,723)
Accounts payable	203,970	191,539
Salaries, wages and related expenses	(142,558)	(50,909)
Other	(9,937)	15,354

Cash provided by operating activities	737,564	940,509

Investing activities:
Capital expenditures	(198,674)	(137,316)
Sale of interest in affiliate	29,500	—
Investment in affiliates	(15,040)	(26,756)
Disposition of plant and equipment	740	1,674
Acquisitions (net of cash acquired)	(1,083,616)	(43,879)
Purchases of short-term investments	(276,945)	(594,633)
Proceeds from the sale of short-term investments	1,336,713	181,185
Proceeds from currency derivative contracts	517,241	—
Settlement of currency derivative contracts	(511,394)	—

Cash used in investing activities	(201,475)	(619,725)

Financing activities:
Net change in short-term debt	(64,231)	—
Issuance of common stock	9,895	44,240
Excess tax benefits from stock-based compensation	9,500	10,500
Distributions to minority interests	(149,857)	(81,678)
Cash dividends	(365,836)	(210,019)
Acquisition of treasury stock	(136,755)	(180,656)

Cash used in financing activities	(697,284)	(417,613)

Decrease in cash and cash equivalents	(161,195)	(96,829)

Cash and cash equivalents - beginning of year	785,651	980,150

Cash and cash equivalents - end of six months	$624,456	$883,321

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com